UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): May 15, 2019

INCOME OPPORTUNITY REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-14784	75-2615944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 2 - Financial Information

Item 2.02	Results of Operations and Financial Condition.

On May 15, 2019, Income Opportunity Realty Investors, Inc. (“IOR” or the “Company”) announced its operational results for the quarter ended March 31, 2019. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statement and Exhibits.

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated May 15, 2019

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 16, 2019

INCOME OPPORTUNITY REALTY INVESTORS, INC.

By:	/s/ Gene S. Bertcher
Gene S. Bertcher
Executive Vice President and
Chief Financial Officer

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Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports First Quarter 2019 Results

DALLAS (May 15, 2019) Income Opportunity Realty Investors, Inc. (NYSE American: IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2019. The Company reported net income applicable to common shares for the three months ended March 31, 2019 of $970,000 or $0.23 per share, as compared to net income applicable to common shares of $702,000 or $0.17 per share for the three months ended March 31, 2018.

Our primary business is investing in real estate and financing real estate and real estate related activities through investments in mortgage loans.

Revenues

At March 31, 2019 the Company had no real estate holdings. The principal source of income for the Company is interest income.

Expenses

General and administrative expenses were $133 thousand for the three months ended March 31, 2019. This represents an increase of $10 thousand, compared to general and administrative expenses of $123 thousand for the three months ended March 31, 2018. This increase was primarily driven by an increase in administrative fees of approximately $22 thousand offset by a decrease in legal and regulatory fees of $10 thousand.

Advisory fees were $181 thousand for the three months ended March 31, 2019 compared to $164 thousand for the same period in 2018 for an increase of $17 thousand. Advisory fees are computed based on a percentage of gross assets

Net income fee to related party was $100 thousand for the three months ended March 31, 2019. This represents an increase of $47 thousand, compared to the net income fee of $53 thousand for the three months ended March 31, 2018. The net income fee paid to our Advisor is calculated as a percentage of net income.

Other income (expense)

Interest income increased to $1.6 million for the three months ended March 31, 2019 compared to $1.0 million for the same period in 2018.  The increase of $600 thousand was primarily due to an increase in the receivable amount owed from our Advisor and other related parties.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended March 31,
	2019	2018
	(dollars in thousands, except per share amounts)

Expenses:
General and administrative (including $87 and $64 for the three months ended 2019 and 2018, respectively, to related parties)	$133	$123
Net income fee to related party	100	53
Advisory fee to related party	181	164
Total operating expenses	414	340
Net operating loss	(414)	(340)

Other income (expenses):
Interest income from related parties	1,642	1,042
Total other income	1,642	1,042
Income before taxes	1,228	702
Income tax expense	258	—
Net income	$970	$702

Earnings per share - basic and diluted
Net income	$0.23	$0.17

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214

The accompanying notes are an integral part of these consolidated financial statements.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)	(Audited)
	(dollars in thousands, except par value amount)
Assets
Notes and interest receivable from related parties	$13,568	$14,030
Total notes and interest receivable	13,568	14,030
Cash and cash equivalents	4	4
Receivable and accrued interest from related parties	83,498	82,089
Total assets	$97,070	$96,123

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	$3	$26
Total liabilities	3	26
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2019 and 2018	42	42
Treasury stock at cost, 5,461 shares in 2019 and 2018	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	35,109	34,139
Total shareholders' equity	97,067	96,097
Total liabilities and shareholders' equity	$97,070	$96,123

The accompanying notes are an integral part of these consolidated financial statements.